Exhibit 99.1

November 30, 2004

Contact:

Michael G. Long

Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM ANNOUNCES PRELIMINARY 2005 GUIDANCE
AND UPDATES OPERATIONAL ACTIVITY

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) announced today that it will recommend to its Board of Directors a capital expenditure program for 2005 of approximately $60 million to $65 million, an increase of more than 20% from 2004.  This expected level of spending assumes the pending acquisition of assets in south Texas from Contango Oil & Gas Company (“Contango”) closes, as expected in 2004.  The expected level of spending would be reduced by about $8 million if the Contango acquisition does not close.  Edge does not budget for acquisitions.  Approximately $50 million of the program is related to the drilling of 50 to 55 wells (28 to 31 net), 41 to 46 (23 to 26 net) without the Contango acquisition, and other well activity such as recompletions and workovers.  In addition to this capital expenditure plan, Edge reported that it has a contingent capital expenditure program that consists of another 35 to 40 (19 to 22 net) wells that potentially could be added to its 2005 program, if deemed appropriate.  These wells and related activities could require $20 to $25 million of additional capital expenditures.

Edge expects to fund this capital expenditure program from internal sources of cash without any incremental borrowings. Edge’s ability to fund this growth in capital spending without resorting to debt financing is driven by an increase in expected production volumes from its 2004 capital program results, expected 2005 program results and its current expectations about future commodity prices.  Before the impact of the previously announced acquisition of Contango’s south Texas assets, Edge expects to produce 14.5 Bcfe to 15.0 Bcfe during 2005, up about 20% from expected production in 2004.  If the Contango acquisition closes, as expected by year-end 2004, Edge’s 2005 production volumes are then projected to range between 17.3 Bcfe and 17.8 Bcfe, an increase of approximately 45% over expected 2004 levels.

The expected cash flow from this projected production is driven by what Edge believes will be a similar commodity price environment to 2004 and certain price hedging and derivative activities the Company has undertaken, as shown in the table below.

Type of		2005
Transaction	Volume	Q1	Q2	Q3	Q4
Put-Floor	10,000 MMbtu/D	$5.00	$5.00	$5.00	—
Put-Floor	10,000 MMbtu/D	$6.00	$6.00	$6.00	$6.00
Call-Cap	10,000 MMbtu/D	$10.39	$7.53	$7.67	—
Call-Cap	10,000 MMbtu/D	$9.52	$9.52	$9.52	$9.52
Put-Floor	200 Bbl/D	$35.00	$35.00	$35.00	$35.00
Call-Cap	290 Bbl/D	$40.00	$40.00	$40.00	$40.00

The production volume covered with price floors, on an Mcf equivalent basis at a 6:1 conversion ratio, is approximately 45% of Edge’s expected, pre-acquisition production and 38% of expected production including the acquired Contango properties.  Edge’s preliminary operational and financial guidance for 2005 is summarized below.

	2005 Before Acquisition	2005 After Acquisition

Production, Bcfe	14.5 to 15.0	17.3 to 17.8
% Gas	74%	77%
% NGL	14%	11%
% Oil	12%	12%
Operating Cost Structure $per Mcf
LOE	$0.40 - $0.45	$0.32 - $0.37
Production & Ad Valorem Taxes	$0.42 - $0.47	$0.42 - $0.47
Cash G&A *	$0.52 - $0.57	$0.43 - $0.48
Interest & Other	$0.06 - $0.09	$0.03 - $0.06
TOTAL	$1.40 - $1.58	$1.20 - $1.38

* excludes non-cash expenses related to equity compensation

Commenting on the recommended 2005 capital expenditure program and updating operations since the end of the third quarter, John W. Elias, Edge’s Chairman, President & CEO, reported, “Since our initial acquisition of producing properties in the Lobo Trend late in 2001, we have repeatedly demonstrated an ability to make acquisitions having considerable exploitable upside potential which can be unlocked through the application of our technical, operational and financial resources. Our focus continues to be growth via the drill bit and our technical team has worked hard to generate the prospects that we plan to drill in 2005.  Our 2005 program clearly builds upon our track record.  We expect to drill a record number of wells, fund our activity entirely with internally generated cash flow from record production volumes and continue to grow our financial flexibility, all of which should contribute positively to an ability to sustain the pattern of growth we have recently delivered.

“We have continued to have good operational results since my report on the November 4, 2004 conference call.  At that time, I reported an October 31, 2004 net production exit rate of almost 36 MMcfe per day.  We now estimate our November 2004 exit rate will be approximately 38.7 MMcfe per day (net), not including the Ellzey #2 (Edge W.I. 28%), which has tested at a gross rate of 763 barrels of oil per day and 1.3 MMcf of gas per day from ten feet of perforations after fracture stimulation.  We are proceeding to perforate more of the pay sections before finalizing the completion.

“Recent additional completions include the Lundell 40-9 well (Edge W.I. 100%) in the Gato Creek area, which has gone to sales at a rate of 3.7 MMcfe per day; two wells in the Encinitas Field in Brooks County, Texas, the Lopez #17 and #18 (Edge W.I. 22.5% each) which have come on at a combined gross rate of 8.1 MMcfe per day; our Asche #1 well (Edge W.I. 100%) in Zapata County, Texas which is producing a pipeline constrained 1.4 MMcfe per day; and a recent recompletion in the middle Morrow sand in our SW Turkey Track 11 St. #1 well in Eddy County, New Mexico (Edge W.I. 88.6%) which is producing a gross 1.7 MMcfe per day. These wells have more than offset our normal decline and are included in our November exit rate.

“To date we have drilled 42 wells, 31 of which have been successfully completed and three additional oil wells in southeast New Mexico, averaging 83% W.I., that are in various stages of completion.  These three wells are expected to be put on production before year-end.  We currently have three rigs running, drilling Edge’s Hackberry well in southwest Louisiana, and two wells in southeast New Mexico.  Currently, we expect to spud 3 to 5 (1.4 to 2.0 net) additional wells by the end of the year, although record rain in south Texas and southeast New Mexico may slow up activity for the remainder of the year.”

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX.”

Statements regarding production volumes, drilling activity, price weakness, hedging levels, all guidance, forecasts for the full year 2005, including future oil and gas prices, record earnings and cash flow, debt levels, production and earnings, performance goals, level of spending, contingent drilling program, ability to fund growth, future price environment, Contango acquisition, including impact and timing, 2005 guidance, expected drilling and funding, record production volumes, ability to sustain growth and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved.  Important factors that could cause actual results to differ materially from those included in the forward-looking statements include decision by the board whether to approve the proposed capital program, whether factors related to the contingent drilling program are satisfied, including drilling results, future leasing, and the availability of sufficient cash flow, availability of alternative transactions and opportunities, closing of the Contango acquisition, results of operations and availability of capital resources, the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.